	Exhibit 99(b)
HSBC Finance Corporation
Household Affinity Credit Card Master Note Trust I, Series 2003-2

Original Principal
Class A	699,000,000.00
Class B	39,000,000.00
Class C	12,000,000.00
Number of Bonds (000's)
Class A	699,000
Class B	39,000
Class C	12,000

		2004 Totals

CLASS A
Class A Principal Distributions		0.00
Class A Interest Distributions		15,238,200.00

CLASS B
Class B Principal Distributions		0.00
Class B Interest Distributions		978,900.00

Class C
Class C Principal Distributions		0.00
Class C Interest Distributions		333,317.07